Exhibit 16.1

March 25, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Georgia Gulf Corporation’s Form 8-K/A dated March 25, 2011, and have the following comments:

1.               We agree with the statements made in Item 4.01 (a).

2.               We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP